Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

FIRST QUARTER 2019 EARNINGS

OAKLAND, MARYLAND—April 9, 2019: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), announces consolidated net income of $3.2 million for the first three months of 2019, compared to $2.5 million for the same period of 2018. Basic and diluted net income per common share for the first three months of 2019 were both $.44, compared to basic and diluted net income per common share of $.35 for the same period of 2018. The increase in earnings was primarily due to an increase in net interest income of $.8 million and a $.1 million decrease in provision for loan loss expense. Other operating income remained flat for the first three months of 2019 as compared to the same time period of 2018. We saw slight increases in wealth management income, bank owned life insurance (“BOLI”) income and debit card income, offset by a slight decline in service charge income, particularly non-sufficient funds income. Other operating expenses also remained flat for the first three months of 2019 as compared to the first three months of 2018. Salaries and benefits increased $.4 million attributable to new hires and merit increases in 2018 and increased life and health insurance costs related to increased claims. Equipment, occupancy and data processing expenses increased $.3 million in the first quarter of 2019. These increases were offset by decreases in other real estate owned (“OREO”) expenses due to valuation allowance write-downs on properties in the first quarter of 2018 and a decrease in other miscellaneous expenses such as marketing, legal and professional, consulting, dues and licenses, contract labor and miscellaneous loan fees. The net interest margin for the first three months of 2019 and the first three months of 2018, on a fully tax equivalent (“FTE”) basis, were relatively stable at 3.72% and 3.68%, respectively.

According to Carissa L. Rodeheaver, Chairman, President and Chief Executive Officer,

“The Board and management remain committed to increasing shareholder value, as our earnings per share grew 29% and tangible book value per share increased by 5% when compared to the fourth quarter of 2018, supporting the continued payment of a cash dividend.  Earnings for the first quarter of 2019 were strong and were driven by loan growth and the rising interest margin throughout 2018.  Wealth management income increased slightly during the quarter and provided diversification in our income stream.  Operating expenses declined slightly as compared to the fourth quarter 2018.  The Company experienced robust retail deposit growth in core non-interest bearing and money market accounts, enabling the full repayment of the year-end short-term borrowings and providing ample funding for our robust loan pipeline.  As a community bank, we value customer relationships and customizing financial solutions, which we believe enhances our ability to maximize shareholder value.”

Financial Highlights Comparing the First Quarters of 2019 and 2018:

•	Net interest income increased $.8 million in the first quarter of 2019 when compared to the first quarter of 2018.

•	The ratio of the allowance for loan losses (“ALL”) to loans outstanding was 1.15% at March 31, 2019, 1.10% at December 31, 2018 and 1.12% at March 31, 2018.

•	Provision for loan losses was $.3 million for the three months ended March 31, 2019 and $.4 million for the three months ended March 31, 2018. The slight decline was due to reduced historical loss factors and reduced loan growth offset by a specific reserve placed on a large relationship in the first quarter of 2019.

•	Other operating income remained flat during the first three months of 2019 when compared to the same period of 2018. Slight increases in wealth management income, BOLI income and debit card income were offset by a slight decline in service charge income.

•	Other operating expenses also remained flat for the first three months of 2019 as compared to the first three months of 2018. Salaries and benefits increased $.4 million attributable to new hires and merit increases in 2018 and increased life and health insurance costs related to increased claims. Equipment, occupancy and data processing expenses increased $.3 million in the first quarter of 2019. These increases were offset by decreases in other real estate owned (“OREO”) expenses due to valuation allowance write-downs on properties in the first quarter of 2018 and a decrease in other miscellaneous expenses such as marketing, legal and professional, consulting, dues and licenses, contract labor and miscellaneous loan fees.

Balance Sheet Overview

Total assets at March 31, 2019 increased to $1.4 billion, an increase of $32.4 million, when compared to December 31, 2018. During the first three months of 2019, cash and interest-bearing deposits in other banks increased $30.5 million, the investment portfolio increased $.4 million and gross loans decreased $3.1 million. The increase in cash was due to strong deposit growth, offset by the full repayment of $40.0 million in overnight borrowings at December 31, 2018. Premises and equipment declined slightly by $.2 million due to normal depreciation on our assets during the first quarter. The Bank continues the renovations of its branch locations for the re-branding efforts that began in 2016. OREO balances decreased $.4 million due to sales of properties in the first quarter of 2019. An operating lease right of use asset of $2.7 million was booked in the first quarter of 2019 upon the adoption of the new lease accounting standard. Other assets increased by $4.9 million, primarily due to the increase in the pension asset related to the $3.0 million contribution made to the plan in the first quarter of 2019. Total liabilities increased $27.1 million. This increase is attributable to the strong deposit growth of $63.1 million, offset by a decline in short-term borrowings of $38.0 million. The deposit growth during the first quarter of 2019 enabled us to fully repay the $40.0 million in overnight borrowings with correspondent banks that was on our balance sheet at December 31, 2018. Our Treasury Management product increased by $2.0 million as we continue to build new relationships in this product. A $3.3 million operating lease liability was booked upon the adoption of the lease accounting standard in the first quarter of 2019. Total shareholders’ equity increased $5.3 million due to the increase in retained earnings and the decline in accumulated other comprehensive loss.

Comparing March 31, 2019 to December 31, 2018, outstanding loans decreased by $3.1 million. Commercial real estate (“CRE”) loans decreased $7.5 million due primarily to the payoff of balances for several large credits in the first quarter of 2019. Acquisition and development (“A&D”) loans increased $5.0 million due to several new relationships. Commercial and industrial (“C&I”) loans decreased $2.0 million. Residential mortgages increased $1.7 million, primarily due to new loans booked in purchase and construction loans in the in-house adjustable rate mortgage (“ARM”) products. The consumer portfolio decreased slightly by $.3 million as monthly amortization was greater than new production booked during the first quarter of 2019. Approximately 27% of the commercial loan portfolio was collateralized by real estate at both March 31, 2019 and December 31, 2018.

Total deposits increased $63.1 million during the first three months of 2019 when compared to deposits at December 31, 2018. During the first three months of 2019, non-interest bearing deposits increased $26.0 million. This growth was driven by our retail market, as we continued to grow existing relationships as well as engage new relationships. Traditional savings accounts increased $5.5 million due to continued growth in our Prime Saver product. Total demand deposits decreased $2.8 million and total money market accounts increased $29.8 million due to increased balances in our ICS money market account related to our retail market. Time deposits less than $100,000 increased $.6 million and time deposits greater than $100,000 increased $4.0 million. In the fourth quarter of 2018, two short-term brokered CDs were purchased to shift $25.0 million of overnight borrowings as a tool to lock in pricing and mange interest rate risk. These brokered CDs have maturities of less than 18 months.

The book value of the Corporation’s common stock was $17.27 per share at March 31, 2019, compared to $16.52 per share at December 31, 2018.

At March 31, 2019, there were 7,088,987 outstanding shares of the Corporation’s common stock.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income, on an FTE basis, increased $.8 million (7.4%) during the first three months of 2019 over the same period in 2018 due to a $1.7 million (13.9%) increase in interest income, offset by a $.9 million (53.1%) increase in interest expense. The net interest margin for the first three months of 2019 was 3.72%, compared to 3.68% for the first three months of 2018.

Comparing the first three months of 2019 to the same period of 2018, the increase in interest income was due to increases of $1.7 million in interest and fees on loans and $.1 million in interest income on investments. The increase in interest and fees on loans was due primarily to an increase in the rate earned of 23 basis points attributable to loans repricing, new loans booked at higher rates and increased balances related to the strong loan growth in 2018. The increase in investment interest income was due primarily to an increase in the rate earned of 25 basis points related to increased rates on the CDO portfolio.

Interest expense on our interest-bearing liabilities increased by $.9 million during the three months ended March 31, 2019 when compared to the same period of 2018 due primarily to increased rates on our deposit products in 2018 in response to the rising rate environment.

The average balance on interest-bearing deposits increased by $42.0 million when comparing the first quarter of 2019 to the same period of 2018. The rate paid on these deposits increased by 43 basis points during the same time due to the rising interest rate environment. The rate paid on short-term borrowings increased by 60 basis points as pricing on overnight borrowings increased throughout 2018. The average balance on long-term borrowings decreased by $16.6 million as a result of the repayment of two FHLB advances totaling $5.0 million at their maturity in January 2018 and the shift of $15.0 million of an FHLB advance from long-term to short-term borrowings at its maturity in April 2018.

Asset Quality

The ALL was $11.5 million at March 31, 2019 and $11.0 million at December 31, 2018. The provision for loan losses for the first three months of 2019 was $.3 million, compared to $.4 million for the first three months of 2018. Net recoveries of $.2 million were recorded for the three months ended March 31, 2019, compared to $51 thousand for the three months ended March 31, 2018. The ratio of the ALL to loans outstanding was 1.15% at March 31, 2019, 1.10% at December 31, 2018 and 1.12% at March 31, 2018.

The ratio of net recoveries to average loans for the three months ended March 31, 2019 was an annualized .15%, compared to .02% for the same period in 2018 and a net charge-off to average loans of .11% for the year ended December 31, 2018. The CRE portfolio had an annualized net recovery rate of .04% as of March 31, 2019, compared to a net charge-off rate of .33% as of December 31, 2018. The A&D loans had an annualized net charge-off rate of .06% as of March 31, 2019, compared to a net recovery rate of .15% as of December 31, 2018. The C&I loans had a net recovery rate of .18% as of March 31, 2019, compared to .06% as of December 31, 2018. The residential mortgage ratios were a net recovery rate of .09% as of March 31, 2019, compared to a net charge-off rate of .01% as of December 31, 2018, and the consumer loan ratios were net charge-off rates of .08% and .95% as of March 31, 2019 and December 31, 2018, respectively.

Non-accrual loans totaled $11.6 million at March 31, 2019, compared to $4.9 million at December 31, 2018. The increase in non-accrual balances at March 31, 2019 was primarily due to entering a forbearance agreement with one large acquisition and development loan totaling $7.0 million during the quarter. Non-accrual loans that have been subject to partial charge-offs totaled $.2 million at March 31, 2019, compared to $.3 million at December 31, 2018. Loans secured by 1-4 family residential real estate properties in the process of foreclosure were $.1 million at March 31, 2019 and $.3 million at December 31, 2018.

Accruing loans past due 30 days or more decreased to .46% of the loan portfolio at March 31, 2019, compared to 1.09% at December 31, 2018. The decrease for the first three months of 2019 was primarily due to the commercial A&D portfolio relating to one large relationship that moved to non-accrual.

Non-Interest Income and Non-Interest Expense

Other operating income remained flat during the first three months of 2019 when compared to the same period of 2018. Slight increases in wealth management income, BOLI income and debit card income were offset by a slight decline in service charge income.

Net gains of $14 thousand were reported in other income for the first three months of 2019, compared to net gains of $34 thousand during the same period of 2018.

Other operating expenses also remained flat for the first three months of 2019 as compared to the first three months of 2018. Salaries and benefits increased $.4 million attributable to new hires and merit increases in 2018 and increased life and health insurance costs related to increased claims. Equipment, occupancy and data processing expenses increased $.3 million in the first quarter of 2019. These increases were offset by decreases in other real estate owned (“OREO”) expenses due to valuation allowance write-downs on properties in the first quarter of 2018 and a decrease in other miscellaneous expenses such as marketing, legal and professional, consulting, dues and licenses, contract labor and miscellaneous loan fees.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and three statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland company, both formed for the purposes of holding, servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
Financial Highlights - Unaudited

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018
Results of Operations:
Interest income	$14,072	$12,362
Interest expense	2,726	1,780
Net interest income	11,346	10,582
Provision for loan losses	349	447
Other operating income	3,706	3,676
Net gains	14	34
Other operating expense	10,690	10,691
Income before taxes	$4,027	$3,154
Income tax expense	877	648
Net income	$3,150	$2,506

Per share data:
Basic/ Diluted Net Income	$0.44	$0.35
Dividends declared per share	$0.09	$0.09
Book value	$17.27	$15.73
Tangible book value per share	$16.09	$15.34

Closing market value	$17.26	$19.20
Market Range:
High	$17.99	$20.25
Low	$15.45	$16.60

Shares outstanding at period end	7,088,987	7,067,425

Performance ratios: (Period End, annualized)
Return on average assets	0.91%	0.76%
Return on average shareholders' equity	10.64%	9.13%
Net interest margin	3.72%	3.68%
Efficiency ratio	69.40%	72.30%

	March 31,	December 31,	March 31,
	2019	2018	2018
Financial Condition at period end:
Assets	$1,416,901	$1,384,516	$1,319,412
Earning assets	1,223,215	1,235,066	1,171,675
Gross loans	1,004,618	1,007,714	937,493
Commercial Real Estate	299,466	306,921	296,796
Acquisition and Development	123,326	118,360	107,295
Commercial and Industrial	109,419	111,466	81,647
Residential Mortgage	438,607	436,907	418,445
Consumer	33,800	34,060	33,310
Investment securities	232,052	231,651	237,482
Total deposits	1,130,612	1,067,527	1,017,863
Noninterest bearing	288,213	262,250	249,035
Interest bearing	842,399	805,277	768,828
Shareholders' equity	122,399	117,066	111,134

Capital ratios:

Tier 1 to risk weighted assets	15.30%	14.87%	15.01%
Common Equity Tier 1 to risk weighted assets	12.83%	12.45%	12.59%
Tier 1 Leverage	11.56%	11.47%	11.45%
Total risk based capital	16.39%	15.91%	16.06%

Asset quality:

Net (recoveries)/charge-offs for the quarter	$(152)	$200	$(51)
Nonperforming assets: (Period End)
Nonaccrual loans	$11,563	$4,922	$4,301
Loans 90 days past due and accruing	8	430	108

Total nonperforming loans and 90 day past due	$11,571	$5,352	$4,409

Restructured loans	$4,211	$4,864	$5,252
Other real estate owned	$6,167	$6,598	$9,514

Allowance for loan losses to gross loans	1.15%	1.10%	1.12%

Nonperforming and 90 day past due loans to total loans	1.15%	0.54%	0.47%

Nonperforming loans and 90 day past due loans to total assets	0.82%	0.39%	0.33%